EX-23
      CONSENT OF CHILD, VAN WAGONER & BRADSHAW, PLLC

     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


Board of Directors
GameZnFlix, Inc.

We consent to the incorporation by reference of our independent registered public accounting firm report dated February 15, 2007 on the consolidated balance sheet as of December 31, 2006, and the related consolidated statements of operations, changes in stockholders' (deficit) and cash flows the years ended December 31, 2006 and 2005, included in GameZnFlix, Inc.'s Form 10-KSB, into the Company's previously filed registration statements on Forms S-8 (File No. 333-131054 and File No. 333-140686).

/s/ Child, Van Wagoner & Bradshaw, PLLC
Child, Van Wagoner & Bradshaw, PLLC
March 26, 2007
Salt Lake City, Utah